Exhibit 10.14
DEAN FOODS COMPANY
EXECUTIVE SEVERANCE PAY PLAN
Article 1. PURPOSE OF THE PLAN
     The purpose of the Dean Foods Company Executive Severance Pay Plan (the “Plan”) is to provide severance benefits to executive officers and certain other designated officers or employees of Dean Foods Company (the “Company”) and its Subsidiaries whose employment terminates under the circumstances described below on or after September 4, 2006.
Article 2. DEFINITIONS
Certain Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:
“Administrator” means a committee comprised of the following officers of the Company: the Chief Executive Officer, the General Counsel and the senior HR officer or, if at any time no person serves in any such office or is then acting in such capacity, the person fulfilling a substantially similar role; provided, however, that no such officer shall be authorized to act with respect to any manner that relates to his or her specific entitlements under the Plan.
“Board” means the Board of Directors of the Company.
“Cause” means (i) Participant’s conviction of any crime deemed by the Company to make the Participant’s continued employment untenable; (ii) Participant’s willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) the breach by a Participant of any written covenant or agreement with the Company or (v) Participant’s failure to comply with or breach of the Company’s “code of conduct” in effect from time to time.
“Equity Awards” means any grants or awards of stock options, restricted stock and restricted stock units made to any Participant.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Good Reason” means a termination of a Participant’s employment by such Participant following the occurrence of one or more of the following events: (i) a reduction in the Participant’s annual base salary or target annual bonus opportunity (unless a similar reduction is applied broadly to similarly situated employees), (ii) a material reduction in the scope of a Participant’s duties and responsibilities, or (iii) the relocation of the Participant’s principal place of employment to a location that is more than 50 miles from such prior location of employment.
“Participant” means any employee who satisfies the eligibility requirements of Section 3.

“Qualifying Termination” means (i) the involuntary termination of a Participant by the Company (other than for Cause) or (ii) the voluntary termination of a Participant’s employment with the Company for Good Reason.
“Severance Benefits” means the amounts and benefits provided in Exhibit A.
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.
Article 3. ELIGIBILITY
     Eligibility under the Plan is limited to the executives and officers of the Company and its Subsidiaries identified on Exhibit A hereto.
Article 4. SEVERANCE BENEFITS
4.1	Severance Benefits. Each Participant who experiences a Qualifying Termination and who satisfies any additional conditions imposed pursuant to Section 4.2 shall receive the applicable Severance Benefits as provided in Exhibit A. Except as otherwise expressly set forth herein, Severance Benefits (other than “Base Pay/Salary” and “Incentive Pay/Bonus”) will be paid in a single lump sum within thirty (30) business days after the Participant’s termination date (but no earlier than eight (8) days after the Participant returns the executed waiver and release). “Base Pay/Salary” and “Incentive Pay/Bonus” shall be paid pro-rata, monthly or semi-monthly over the term of the applicable Severance Period as provided in Exhibit A. Severance Benefits shall be reduced by such amounts as may be required under all applicable federal, state, local or other laws or regulations to be withheld or paid over with respect to such payment. No Participant shall be entitled to duplicate benefits pursuant to this Plan and any other plan or agreement and no Participant shall receive any Severance Benefits upon a termination of employment other than a Qualifying Termination. Notwithstanding anything to the contrary, to the extent Section 409A of the Code is applicable to any benefits hereunder, the Company shall delay payment of Severance Benefits to avoid application of Section 409A. The aggregate amount of payment(s) otherwise payable during the delay period (plus interest thereon at the short-term Applicable Federal Rate, provided that such interest does not cause the Plan to violate Section 409A of the Code) shall be payable to the specified employee as soon as practicable after the expiration of the delay period.

4.2	Conditions to Payment. Notwithstanding anything contained in the Plan to the contrary, the Administrator may impose the following conditions on a Participant’s receipt of Severance Benefits as the Administrator may deem necessary or appropriate to promote the interests of the Company: (i) the execution by Participant of a release in a form and in substance reasonably satisfactory to the Administrator and (ii) the execution by Participant of an agreement not to compete with, solicit employees or customers from, or use or disclose confidential information of, the Company and its Subsidiaries during the Severance Period.

4.3	Other Benefits. A Participant’s benefits under this Plan shall be reduced by any severance, separation or early retirement incentive pay or other similar benefits the Participant receives under any other plan, program, agreement or arrangement so that there shall be no duplication of benefits. Except as provided in this Plan, a Participant’s rights under any employee benefit plans maintained by the Company shall be determined in accordance with the provisions of such plans.
Article 5. METHOD OF FUNDING
          Nothing in the Plan shall be interpreted as requiring the Company to set aside any of its assets for the purpose of funding its obligations under the Plan. No person entitled to benefits under the Plan shall have any right, title or claim in or to any specific assets of the Company, but shall have the right only as a general creditor to receive benefits on the terms and conditions provided in the Plan.
Article 6. ADMINISTRATION OF THE PLAN
          The Plan shall be administered by the Administrator, who shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret, construe and apply any provisions of the Plan. Any decisions of the Administrator shall be final and binding on all parties.
          The Administrator shall be the Plan Administrator and named fiduciary of the Plan for purposes of ERISA. The Administrator may delegate to any person, committee or entity any of his or her respective duties hereunder and the decisions of any such person with respect to such delegated matters shall be final and binding in accordance with the first paragraph of this section. This section shall constitute the Plan’s procedures for the allocation of responsibilities for the operation and administration of the Plan (within the meaning of Section 405(c) of ERISA).
Article 7. AMENDMENT OR TERMINATION OF PLAN
          Notwithstanding anything in the Plan to the contrary, the Company’s Board of Directors may amend, modify or terminate the Plan at any time by written instrument; and further, shall not deprive any Participant of any payment or benefit that the Plan Administrator previously has determined is payable to such Participant under the Plan, except as set forth herein. Notwithstanding the foregoing, the Plan Administrator reserves the right to make any amendments to the Plan, including the timing and payment of all or any portion of Severance Benefits or other payments described herein, at any time if, in the sole discretion of the Plan Administrator, any such amendment become necessary or advisable as a result of changes in law, including but not limited to the American Jobs Creation Act of 2004 and regulations promulgated thereunder, provided that no such amendment shall result in the loss of any material or substantive rights for Participants as a whole or any Participant.

Article 8. MISCELLANEOUS
8.1	Headings. Headings of sections in this instrument are for convenience only, and do not constitute any part of the Plan.

8.2	Severability. If any provision of this Plan or the rules and regulations made pursuant to the Plan are held to be invalid or illegal for any reason, such illegality or invalidity shall not affect the remaining portions of this Plan.

8.3	Effect on Prior Plans. With respect to any employee who is eligible to receive benefits under the Plan, the Plan supersedes any and all prior severance plans, agreements, programs and policies to the extent applicable to such employees.

8.4	Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, and its respective successors and assigns and shall be binding upon and inure to the benefit of a Participant and his or her legal representatives, heirs and assigns. No rights, obligations or liabilities of a Participant hereunder shall be assignable without the prior written consent of the Company.

8.5	Governing Law. The Plan shall be construed and enforced in accordance with ERISA and the laws of the State of Delaware to the extent such laws are not preempted by ERISA.

EXHIBIT A
SEVERANCE BENEFITS

Executive Vice President,
Corporate Senior Vice
President, Division
Presidents, and Chief
	Operating Officers	Divisional Senior Vice Presidents	Corporate Vice Presidents
	(2 Year Severance Period)	(1.5 Year Severance Period)	(1 Year Severance Period)
Base Pay/Salary	2 x current base salary	1.5 x current base salary	1 x current base salary

Incentive Pay/Bonus	2 x current annual bonus target	1.5 x current annual bonus target	1 x current annual bonus target

Equity Awards	Cash payment made for the in-the-money value of stock option awards and the fair market value of restricted shares that would vest over the 24 months following the date of severance based on average closing price of Dean Foods stock for 45 days preceding the date of severance	Cash payment made for the in-the-money value of stock option awards and the fair market value of restricted shares that would vest over the 18 months following the date of severance based on average closing price of Dean Foods stock for 45 days preceding the date of severance	Cash payment made for the in-the-money value of stock option awards and the fair market value of restricted shares that would vest over the 12 months following the date of severance based on average closing price of Dean Foods stock for 45 days preceding the date of severance

Healthcare	Cash payment of $25,000 which may be used to pay COBRA expenses	Cash payment of $20,000 which may be used to pay COBRA expenses	Cash payment of $15,000 which may be used to pay COBRA expenses

Outplacement	Either a cash payment or payment of invoice up to $25,000	Either a cash payment or payment of invoice up to $20,000	Either a cash payment or payment of invoice up to $15,000

Current Year Bonus	Payment of a pro-rata bonus based on months employed during the year and actual results	Payment of a pro-rata bonus based on months employed during the year and actual results	Payment of a pro-rata bonus based on months employed during the year and actual results